Exhibit 4.2

AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

Energy Transfer Partners, L.P.

Amended and Restated 2011 Long-Term Incentive Plan

WHEREAS, pursuant to that certain merger agreement entered into on January 25, 2015, by and among Energy Transfer Partners, L.P. (the “Partnership”), Energy Transfer Partners GP, L.P., the general partner of the Partnership, Rendezvous I LLC, Rendezvous II LLC, Regency Energy Partners LP (“Regency”), Regency GP LP, the general partner of Regency, ETE GP Acquirer LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (the “Merger Agreement”), Regency became a wholly owned subsidiary of the Partnership (the “Merger”);

WHEREAS, Regency previously adopted the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “Regency Plan”), which became effective on December 16, 2011 (the “Original Effective Date”), pursuant to which Regency has granted awards to certain of its employees, directors and consultants;

WHEREAS, in connection with the Merger, the Partnership assumed the Regency Plan, including the number of Regency common units remaining available for issuance under the Regency Plan, and certain outstanding awards granted thereunder;

WHEREAS, the number of Regency common units initially reserved for issuance with respect to awards under the Regency Plan was 3,000,000;

WHEREAS, as of immediately prior to the effective time of the Merger (the “Merger Effective Time”), 1,819,664 Regency common units were subject to outstanding awards of Regency phantom units granted under the Regency Plan (after giving effect to the applicable vesting and settlement of such outstanding awards), no other awards were outstanding under the Regency Plan and 800,357 Regency common units remained available for issuance with respect to the grant of future awards under the Regency Plan;

WHEREAS, as of immediately prior to the Merger Effective Time and in accordance with the terms of the Merger Agreement, the outstanding awards of Regency phantom units were converted into 750,430 phantom units relating to Partnership common units;

WHEREAS, as of immediately following the Merger Effective Time, the number of Partnership common units that may be issued with respect to future awards under the Plan is 330,068, pursuant to Section 4(a) below; and

WHEREAS, in connection with the Partnership’s assumption of the Regency Plan, the Partnership desires to amend and restate the Regency Plan.

NOW, THEREFORE, the Regency Plan is hereby amended and restated as follows:

SECTION 1. Purpose of the Plan.

The Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) has been adopted by Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership by providing to Employees, Directors and Consultants incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Partnership and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Other Unit-Based Award, or a Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors or Managers, as the case may be, of the Company.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group,” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

(ii) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or

(iv) a Person other than the Company, the General Partner or an Affiliate of the Company or the General Partner becomes the general partner of the Partnership.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under Section 409A.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” means Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner.

“Consultant” means an individual who renders consulting or advisory services to the General Partner, the Partnership or an Affiliate of either.

“DER” means a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to such Phantom Unit an amount in cash, Units and/or Phantom Units equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board.

“Disability” means, unless provided otherwise in the Award grant agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the General Partner, the Partnership or an Affiliate of the Company, the General Partner or the Partnership.

“Employee” means an employee of the Partnership, the Company, the General Partner, a Subsidiary or an Affiliate of the Partnership, the Company, the General Partner or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the applicable date (or, if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of the Partnership.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(d) of the Plan.

“Participant” means an Employee, Consultant or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a notional unit granted under the Plan that upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Subsidiary” means any entity (i) in which, at the relevant time, the Partnership, the General Partner or the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Partnership, the General Partner or the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Partnership, the General Partner or the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” or “UAR” means a contingent right that entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess shall be paid in Units, cash or any combination thereof, in the discretion of the Committee.

“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company or the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Partnership, the Company, the General Partner, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 330,068; provided, however, that Units withheld or “netted” from an Award to either satisfy the Partnership’s or an Affiliate’s tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate of the Partnership or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Anti-dilution Adjustments. With respect to any “equity restructuring” event that could result in an additional compensation expense to the Partnership pursuant to the provisions of FASB Accounting Standards Codification, Topic 718 (“ASC 718”) if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in an accounting charge under ASC 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan; provided, however, that, notwithstanding anything herein to the contrary, in no event will Awards be granted hereunder to individuals who were employed, immediately before the closing of the Merger, by the Company, the Partnership or any entity that was a Subsidiary of the Company or the Partnership immediately before the Merger.

SECTION 6. Awards.

(a) Options and UARs. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or UAR grant, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding or “netting” Units from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option or UAR grant, upon termination of a Participant’s employment with or consulting services to the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options and UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may proscribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid promptly to the holder of the Restricted Unit without vesting restrictions.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units Award Agreement, upon termination of a Participant’s employment with or consulting services to the

Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, and not later than 15 calendar days thereafter, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, and not later than 15 calendar days thereafter, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(c) Unit Awards. Unit Awards may be granted under the Plan to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select.

(d) Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to such Employees, Consultants and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part and may include, without limitation, convertible or exchangeable securities. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. Upon vesting, an Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

(e) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Paragraph (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Right, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership or an Affiliate.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

(c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the General Partner or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(A) provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (ii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(C) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(D) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(E) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant ASC 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

SECTION 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Committee, the Partnership or any Affiliate is authorized to withhold or “net” from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, continue consulting services or to remain on the Board, as applicable. Furthermore, the Partnership or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership or an Affiliate by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Partnership or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Partnership shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

This amendment and restatement of the Plan shall be effective as of the Merger Effective Time, in accordance with the rules of the principal securities exchange on which the Units are traded and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the Original Effective Date. However, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such outstanding Award, shall extend beyond such Plan termination date.

FIRST AMENDMENT TO THE

REGENCY ENERGY PARTNERS LP

2011 LONG-TERM INCENTIVE PLAN

January 14, 2019

This amendment (the “Amendment”) to the Regency Energy Partners LP 2011 Long-Term Incentive Plan (the “Plan”), is hereby adopted as of October 19, 2018 (the “Effective Date”) by LE GP, LLC (the “Company”), in its capacity as the general partner of Energy Transfer LP (the “Partnership”), on behalf of the Partnership. Terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, on April 30, 2015, Regency Energy Partners LP (“Regency”) merged with and into Energy Transfer Partners, L.P. (“ETP”) and in connection with such merger, ETP assumed the Plan from Regency; and

WHEREAS, in connection with the merger of ETP with and into a subsidiary of the Partnership on October 19, 2018, the Partnership assumed the Plan from ETP and the Partnership now maintains the Plan for the purposes set forth therein; and

WHEREAS, the Board of Directors of the Company has previously approved the change in the name of the Partnership from Energy Transfer Equity, L.P. to Energy Transfer LP, and the adoption of the Plan by the Partnership; and

WHEREAS, the officers of the Company have caused the aforementioned changes in the names of the Partnership to become effective in its jurisdictions of formation and qualifications and are now memorializing those changes in the books and records of the Partnership; and

WHEREAS, the Company now desires to amend the Plan to give the full and proper effect to such mergers and name change.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1.	All references in the Plan to “Regency Energy Partners LP” (including in the name of the Plan) shall be, and hereby are, replaced with “Energy Transfer LP”.

2.

The defined term “General Partner” shall be, and hereby is, deleted from the Plan and references to “the General Partner” in Section 2, Section 3 and Section 7(c) of the Plan shall be, and hereby are, deleted.

3.	All references in the Plan to the Company shall be to LE GP, LLC, and the definition of “Company” shall be, and hereby is, deleted from the Plan and replaced with the following:

“Company” means LE GP, LLC, a Delaware limited liability company and the general partner of the Partnership.”

4.

Subparagraph (iv) of the definition of “Change of Control” shall be, and hereby is, deleted and replaced with the following: “a Person other than the Company or an Affiliated of the Company becomes the general partner of the Partnership.”

All other provisions of the Plan shall remain the same and in full force and effect.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of the date first set forth above.

LE GP, LLC

By:	/s/ William J. Healy
Name:	William J. Healy
Title:	Secretary